News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

P&G DECLARES DIVIDEND INCREASE,
ACCELERATES THIRD QUARTER 2019/20 EARNINGS RELEASE TO APRIL 17

CINCINNATI, April 14, 2020 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared an increased quarterly dividend of $0.7907 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after May 15, 2020, to Common Stock shareholders of record at the close of business on April 24, 2020, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on April 24, 2020. This represents a 6% increase compared to the prior quarterly dividend.

This dividend increase will mark the 64th consecutive year that P&G has increased its dividend and the 130th consecutive year that P&G has paid a dividend since its incorporation in 1890, demonstrating the Company’s commitment to – and extending its long-term track record of – returning cash to shareholders.

Earnings Release Acceleration
P&G also announced it is advancing the date for its third quarter earnings release to Friday, April 17, 2020 from the previously announced date of Tuesday, April 21.  The Company noted the objective of advancing the release is simply to provide shareholders information as quickly and transparently as possible, and should not be construed as an indication of either positive or negative results.

The Company will now webcast a discussion of its third quarter earnings results on Friday, April 17, 2020 beginning at 8:30 a.m. ET. Media and investors may access the live audio webcast at www.pginvestor.com.  The webcast will also be available for replay.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

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P&G Media Contact
Jennifer Corso
+1-513-983-2570
corso.jj@pg.com

P&G Investor Relations Contact
John Chevalier
+1-513-983-9974
chevalier.jt@pg.com